Exhibit 99(a)








FOR IMMEDIATE RELEASE - September 13, 2000

CONTACT:       Linda A. Pleiman
               Director - Investor Relations & Corporate
Communications
               lpleiman@nsgrouponline.com


       NS GROUP, INC. ANNOUNCES SALE OF IMPERIAL ADHESIVES


Newport, Kentucky - NS Group, Inc. announced today that it has entered into an Agreement to sell for cash, its wholly-owned subsidiary, Imperial Adhesives, Inc., to Sovereign Specialty Chemicals, Inc. for approximately $27 million. The transaction is subject to customary closing conditions, including antitrust approval under HSR.

Mr. Rene J. Robichaud, President and CEO of NS Group, Inc.
stated, "This is a real win-win situation for NS Group and Imperial. It allows us to redeploy a significant amount of capital while placing Imperial in a growth environment with Sovereign."

Imperial Adhesives was purchased by NS Group in 1985 and represents approximately 10% of its net sales.

NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The Company manufactures seamless and welded tubular steel products which are used in the drilling and transmission of oil and natural gas. NS Group's industrial products include special bar quality (SBQ) products used in critical weight bearing applications. Log on to www.nsgrouponline.com to learn more about NS Group, Inc.

Sovereign Specialty Chemicals, Inc. is a leading developer, marketer and distributor of high-performance specialty adhesives, sealants and coatings that are utilized in a variety of industrial and commercial applications. Headquartered in Chicago, Sovereign was founded by Robert Covalt and a group of private investors in 1996. Sovereign has grown organically and through acquisitions, becoming one of the premier companies in its field.